Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 5.2% INCREASE IN NET INCOME FOR THE SECOND QUARTER

DALLAS, TX – July 21, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net income for the second quarter ended June 30, 2005 increased 5.2 % to $10.5 million or $0.25 per diluted share, compared to $10.0 million or $0.24 for the second quarter of 2004.  For the six-months ended June 30, 2005, net income decreased 5.5% to $17.2 million or $0.41 per diluted share, compared to $18.2 million or $0.44 per share in the same prior year period.  Net income and diluted earnings per share for the current six-month period, excluding the after-tax lease adjustment recorded in the first quarter of 2005, were $19.6 million and $0.47, representing a 7.9% and 6.8% increase over the six-months ended June 30, 2004, respectively.

As previously reported, net sales for the second quarter of 2005 increased 3.8% to $218.8 million, from $210.7 million for the second quarter last year.  Comparable store sales for the second quarter of 2005 decreased 4.7%, compared to the second quarter of 2004.  On a year-to-date basis, sales are up 6.6% to $404.4 million, with a comparable store sales decrease of 2.7%, compared to the first six months of 2004.

“We are pleased that we achieved increased earnings per share for the fifteenth consecutive quarter,” said Kathleen Mason, President and Chief Executive Officer.   “Traffic in the current quarter was equivalent to last year’s strong second quarter.  The combination of clean, controlled inventories and an exciting array of incoming merchandise positions us well for the remainder of the year.”

Tuesday Morning management will review second quarter financial results in a teleconference call on July 21, 2005 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 692 stores in 45 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s  Annual Report on Form 10-K for the period ending December 31, 2004.

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Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Six-Months Ended June 30,
	2005	2004	2005	2004
	unaudited		unaudited
Net Sales	$218,756	$210,697	$404,350	$379,294
Cost of sales	137,338	134,307	250,374	236,892
Gross profit	81,418	76,390	153,976	142,402

Selling, general and administrative expenses	64,672	59,837	126,794	112,368

Operating income	16,746	16,553	27,182	30,034

Other income (expense):
Interest expense	(164)	(472)	(370)	(883)
Interest income	64	3	98	7
Other income (expense), net	239	206	432	447
Other income (expense)	139	(263)	160	(429)

Income before income taxes	16,885	16,290	27,342	29,605

Income tax expense	6,355	6,281	10,146	11,407

Net income	$10,530	$10,009	$17,196	$18,198

Earnings Per Share:
Net income per common share:
Basic	$0.26	$0.24	$0.42	$0.44
Diluted	$0.25	$0.24	$0.41	$0.44

Weighted average number of common shares:
Basic	41,204	41,047	41,167	41,013
Diluted	41,743	41,716	41,714	41,764

Consolidated Balance Sheets

(in thousands)

	June 30,		Dec 31,
	2005	2004	2004
	unaudited
Assets
Current assets:
Cash and cash equivalents	$5,486	$7,746	$45,067
Inventories	207,742	204,532	189,132
Prepaid expenses and other assets	5,932	4,767	5,169
Deferred income taxes	5,991	5,106	5,991
Total current assets	225,151	222,151	245,359

Property and Equipment, net	87,940	81,304	86,332

Other long-term assets:
Deferred financing costs	770	1,042	877
Other assets	3,948	2,146	3,552

Total Assets	$317,809	$306,643	$336,120

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility, current portion	$—	$24,500	$—
Accounts payable	69,419	66,985	72,722
Accrued liabilities	33,361	33,492	39,714
Income taxes payable	8,583	5,477	17,483
Total current liabilities	111,363	130,454	129,919

Revolving credit facility, excl. current portion	3,500	20,000	—
Deferred rent	4,304	—	—
Deferred income taxes	9,051	5,641	9,051
Total Liabilities	128,218	156,095	138,970

Stockholders’ equity	189,591	150,548	197,150
Total Liabilities and Stockholders’ Equity	$317,809	$306,643	$336,120

Consolidated Statement of Cash Flows

(in thousands)

	Six-Months Ended June 30,
	2005	2004
	unaudited
Net cash flows from operating activities:
Net income	$17,196	$18,198
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	6,978	5,429
Amortization of financing fees	86	202
Cumulative effect of lease accounting adj.	3,898	—
Other non-cash charges	(62)	43
Net change in operating assets and liabilities	(37,898)	(72,357)

Net cash used in operating activities	(9,802)	(48,485)

Net cash flows from investing activities:
Capital expenditures	(8,586)	(11,858)
Other	—	—

Net cash used in investing activities	(8,586)	(11,858)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	3,500	44,500
Payment of cash dividend	(26,854)	—
Other	2,161	53

Net cash provided by (used in) financing act.	(21,193)	44,553

Net decrease in cash and cash equivalents	(39,581)	(15,790)

Cash and cash equivalents, beginning of period	45,067	23,536

Cash and cash equivalents, end of period	$5,486	$7,746